MRC GLOBAL ANNOUNCES FOURTH QUARTER

AND ANNUAL 2014 RESULTS

•	Fourth quarter sales of $1.512 billion; Annual sales of $5.933 billion
•	Fourth quarter diluted EPS of $0.30; Annual diluted EPS of $1.40
•	Fourth quarter adjusted diluted EPS of $0.33; Annual adjusted diluted EPS of $1.57
•	Fourth quarter adjusted EBITDA of $101.5 million; Annual adjusted EBITDA of $424.0 million

Houston, TX – February 19, 2015 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry, today announced fourth quarter and annual 2014 results.

The company’s sales were $1.512 billion for the fourth quarter of 2014, which were 12.5% higher than the fourth quarter of 2013. Net income for the fourth quarter of 2014 was $31.2 million, or $0.30 per diluted share, compared to fourth quarter 2013 net income of $23.3 million, or $0.23 per diluted share.

Adjusted diluted earnings per share (EPS) were $0.33 per diluted share for the fourth quarter of 2014 as compared to adjusted diluted EPS for the fourth quarter of 2013 of $0.32 per diluted share.  Please refer to the reconciliation of adjusted net income (a non-GAAP measure) to net income (a GAAP measure) included in this release.

Andrew R. Lane, MRC Global’s chairman, president and chief executive officer stated, “We had a good fourth quarter in light of the falling oil prices during the quarter. Fourth quarter revenue of

$1.512 billion and adjusted EBITDA of $102 million was the second best fourth quarter in the company’s history surpassed only by 2008. For 2014, the $5.933 billion in revenue was a record for our company, and the $424 million in adjusted EBITDA was the third best year surpassed only by 2012 and 2008, both years having much higher carbon pipe pricing than in 2014. On a net income basis, the $144 million was the third best in company history surpassed only by 2008 and 2013.”

Mr. Lane continued, “Our management team has an average of 30 years of oil and gas experience, and we’ve managed through many cycles before. We expect capital spending in North America to be down more than 35%, impacting our upstream business most directly. The lower spending will also affect our midstream business somewhat, but not nearly as much as the upstream, while we believe the downstream business will be impacted more modestly. With lower revenue expected in 2015, we will focus on reducing costs and optimizing working capital, which we expect will increase operating cash flow and reduce outstanding debt between $200 and $300 million. Given the macro global energy outlook, we expect 2015 to be a challenging year for our company. However, we feel like we have positioned the company to weather this cycle and be in an even stronger position when we emerge. In particular, the company’s credit facilities contain no financial maintenance covenants and have no significant near-term maturities. ”

MRC Global’s fourth quarter 2014 gross profit was $248.5 million, or 16.4% of sales as compared to gross profit of $226.0 million, or 16.8% of sales for the fourth quarter of 2013. Fourth quarter 2014 and fourth quarter 2013 gross profit reflected a charge of $5.9 million and $1.1 million to cost of sales relating to the use of the LIFO method of inventory cost accounting, respectively. Gross profit margins in the quarter were also impacted by lower margins in our International segment.

Selling, general and administrative (SG&A) expenses were $174.4 million for the fourth quarter of 2014, or 11.5% of sales, compared to $167.4 million, or 12.4% of sales, in the same period of 2013. The increase of $7.0 million included $19.7 million of incremental expense from acquired businesses offset by the impact from cost reduction initiatives previously announced.

Adjusted EBITDA was $101.5 million for the fourth quarter of 2014 compared to $87.2 million for the same period in 2013.  Please refer to the reconciliation of adjusted EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this release.

Sales by Segment

U.S. sales in the fourth quarter of 2014 were up 14.5% to $1.159 billion from the same quarter in 2013 due to organic growth. The increase was across each product line due to growth in customer capital spending, an increase in rig and well count as well as market share gains.

Canadian sales in the fourth quarter of 2014 were $155.0 million, down 18.1% from the same quarter in 2013. The decline was primarily attributable to the sale of the progressive cavity pump (PCP) distribution and servicing business, which reduced sales by $24.1 million and the impact of the decline of the Canadian dollar relative to the U.S. dollar which amounted to $12.7 million.  After adjusting for these items, the Canadian business was up 1.6%.

International sales in the fourth quarter of 2014 were $198.4 million, an increase of 38.7% from the same period in 2013. The increase was due primarily to sales from acquired businesses of $84.7 million for the fourth quarter of 2014. Organically, sales declined $29.3 million from the fourth quarter a year ago.

Sales by Sector

Upstream sales in the fourth quarter of 2014 increased 18.6% from the fourth quarter of 2013 to $718.5 million, or 48% of total sales. The improvement in upstream sales was attributable to organic growth in the U.S., acquisitions, partially offset by the sale of the PCP distribution and servicing business in Canada.

Midstream sales in the fourth quarter of 2014 increased organically by 15.5% from the fourth quarter of 2013 to $453.0 million, or 30% of total sales. Higher midstream sales were influenced by increased project activity and an increase in market share among our targeted growth accounts within our transmission subsector.

Downstream sales in the fourth quarter of 2014 decreased 1.6% from the fourth quarter of 2013 to $340.6 million, or 22% of total sales. Sales to downstream customers decreased in the U.S. relative to a strong fourth quarter a year ago.

Balance Sheet

Debt outstanding was $1.454 billion at December 31, 2014, an increase of $36.7 million during the fourth quarter of 2014. Net cash used in operations was $106.4 million during the year ended December 31, 2014 compared to net cash provided by operations of $323.6 million during the same period a year ago. The change reflects increases in business activity leading to higher revenue, which resulted in growth in working capital.

Conference Call

The Company will hold a conference call to discuss its fourth quarter 2014 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on February 20, 2015.  To participate in the call, please dial 412-902-0003 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call live over the Internet, please log onto the web at http://www.mrcglobal.com and go to the “Investor Relations” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through March 6, 2015 and may be accessed by dialing 201-612-7415 and using pass code 13598849#.  Also, an archive of the webcast will be available shortly after the call at http://www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global, a Fortune 500 company, is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found on our website mrcglobal.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected”, “looking forward”, “guidance” and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, tax rate, capital expenditures and cash flow, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond our control, including the factors described in the company’s SEC filings that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; increased usage of alternative fuels, which may negatively affect oil and natural gas industry expenditure levels; U.S. and international general economic conditions; the company’s ability to compete successfully with other companies in MRC Global’s industry; the risk that manufacturers of the products the company distributes will sell a substantial amount of goods directly to end users in the industry sectors the company serves;  unexpected supply shortages;  cost increases by the company’s suppliers; the company’s lack of long-term contracts with most of its suppliers; suppliers’ price reductions of products that the company sells, which could cause the value of the company’s inventory to decline;  decreases in steel prices, which could significantly lower MRC Global’s profit;  increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower its profit; the company’s lack of long-term contracts with many of its customers and the company’s lack of contracts with customers that require minimum purchase volumes;  changes in the company’s customer and product mix;  risks related to the company’s customers’ creditworthiness; the potential adverse effects associated with integrating acquisitions into the company’s business and whether these acquisitions will yield their intended benefits;  the success of the company’s acquisition strategies; the company’s significant indebtedness;  the dependence on the company’s subsidiaries for cash to meet its debt obligations;  changes in the company’s credit profile;  a decline in demand for certain of the products the company distributes if import restrictions on these products are lifted; environmental, health and safety laws and regulations and the interpretation or implementation thereof; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation;  product liability claims against the company;  pending or future asbestos-related claims against the company;  the potential loss of key personnel;  interruption in the proper functioning of the company’s information systems;  loss of third-party transportation providers;  potential inability to obtain necessary capital;  risks related to adverse weather events or natural disasters; impairment of our goodwill or other intangible assets;  changes in tax laws or adverse positions taken by taxing authorities in the countries in which the company operates;  adverse changes in political or economic conditions in the countries in which the company operates; exposure to U.S. and international laws and regulations, including the Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs;  risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act;  the impact on us of changes in generally accepted accounting principles or tax laws; and the occurrence of cyber security incidents.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. Our filings and other important information are also available on the Investor Relations page of our website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Schafer Investor Relations
MRC Global Inc.
Monica.Schafer@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

	December 31,
	2014	2013

	(In thousands, except per share amounts)
Assets
Current assets:
Cash	$ 25,064	$ 25,188
Accounts receivable, net	974,454	812,147
Inventories, net	1,186,946	971,567
Other current assets	35,698	37,091
Total current assets	2,222,162	1,845,993

Other assets	28,534	30,473

Property, plant and equipment, net	116,001	118,923

Intangible assets:
Goodwill, net	806,006	632,284
Other intangible assets, net	701,118	708,009

	$ 3,873,821	$ 3,335,682

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$ 538,943	$ 550,393
Accrued expenses and other current liabilities	167,825	124,925
Deferred income taxes	69,435	78,844
Current portion of long-term debt	7,935	7,935
Total current liabilities	784,138	762,097

Long-term obligations:
Long-term debt, net	1,445,709	978,899
Deferred income taxes	223,705	241,116
Other liabilities	23,054	15,302

Commitments and contingencies

Stockholders' equity:
Common stock, $0.01 par value per share: 500,000 shares authorized, 102,095 and 101,913 issued and outstanding, respectively	1,022	1,019
Preferred stock, $0.01 par value per share; 100,000 shares authorized, no shares issued and outstanding	-	-
Additional paid-in capital	1,655,696	1,644,406
Retained deficit	(122,625)	(266,735)
Accumulated other comprehensive loss	(136,878)	(40,422)
	1,397,215	1,338,268
	$ 3,873,821	$ 3,335,682

MRC Global Inc.

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013

	(In thousands, except per share amounts)

Sales	$ 1,512,092	$ 1,344,203	$ 5,933,212	$ 5,230,792
Cost of sales	1,263,583	1,118,241	4,915,106	4,276,033
Gross profit	248,509	225,962	1,018,106	954,759

Selling, general and administrative expenses	174,440	167,352	715,958	642,994
Operating income	74,069	58,610	302,148	311,765

Other income (expense):
Interest expense	(16,316)	(14,697)	(61,752)	(60,685)
Other, net	(4,822)	(1,287)	(14,450)	(14,169)

Income before income taxes	52,931	42,626	225,946	236,911
Income tax expense	21,775	19,323	81,836	84,816
Net income	$ 31,156	$ 23,303	$ 144,110	$ 152,095

Basic earnings per common share	$ 0.31	$ 0.23	$ 1.41	$ 1.50
Diluted earnings per common share	$ 0.30	$ 0.23	$ 1.40	$ 1.48
Weighted-average common shares, basic	102,078	101,829	102,006	101,712
Weighted-average common shares, diluted	102,376	102,720	102,790	102,522

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Year Ended
	December 31,	December 31,
	2014	2013

	(In thousands)
Operating activities
Net income	$ 144,110	$ 152,095
Adjustments to reconcile net income to net cash (used in) provided by operations:
Depreciation and amortization	22,459	22,338
Amortization of intangibles	67,799	52,072
Equity-based compensation expense	8,973	15,488
Deferred income tax benefit	(34,200)	(19,823)
Amortization of debt issuance costs	5,008	5,777
Increase (decrease) in LIFO reserve	11,860	(20,180)
Change in fair value of derivative instruments	1,087	(4,731)
Provision for uncollectible accounts	1,727	(298)
Foreign currency losses	2,462	12,913
Other non-cash items	7,673	4,002
Changes in operating assets and liabilities:
Accounts receivable	(132,127)	2,069
Inventories	(208,711)	4,479
Income taxes payable	13,296	(7,057)
Other current assets	2,405	(8,738)
Accounts payable	(29,747)	117,320
Accrued expenses and other current liabilities	9,548	(4,138)
Net cash (used in) provided by operations	(106,378)	323,588

Investing activities
Purchases of property, plant and equipment	(20,078)	(22,068)
Proceeds from the disposition of property, plant and equipment	1,335	4,583
Acquisitions, net of cash acquired	(343,928)	(46,794)
Other investing activities	700	(5,130)
Net cash used in investing activities	(361,971)	(69,409)

Financing activities
Payments on revolving credit facilities	(1,501,122)	(2,150,188)
Proceeds from revolving credit facilities	1,977,162	1,738,213
Proceeds from issuance of term loan	-	150,000
Payments on long-term obligations	(7,935)	(6,859)
Debt issuance costs paid	(3,713)	(697)
Proceeds from exercise of stock options	2,699	3,285
Tax benefit on stock options	150	1,261
Other financing activities	-	(6)
Net cash provided by (used in) financing activities	467,241	(264,991)

Decrease in cash	(1,108)	(10,812)
Effect of foreign exchange rate on cash	984	(1,090)
Cash -- beginning of year	25,188	37,090
Cash -- end of year	$ 25,064	$ 25,188

Supplemental disclosures of cash flow information:
Cash paid for interest	$ 56,551	$ 55,484
Cash paid for income taxes	$ 102,648	$ 110,104

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted Net Income to Net Income

	December 31, 2014
	Three Months Ended		Year Ended
	Net Income	Per Share	Net Income	Per Share

	(In thousands, except per share amounts)
Net income	$ 31,156	$ 0.30	$ 144,110	$ 1.40
Loss on sale of Canadian PCP business (1)	-	-	5,012	0.05
Severance and related charges (2)	-	-	5,676	0.06
Cancellation of executive employment agreements (3)	-	-	3,614	0.03
Loss on disposition of rolled and welded business (4)	2,681	0.03	2,681	0.03
Adjusted Net Income	$ 33,837	$ 0.33	$ 161,093	$ 1.57

	December 31, 2013
	Three Months Ended		Year Ended
	Net Income	Per Share	Net Income	Per Share*

	(In thousands, except per share amounts)
Net income	$ 23,303	$ 0.23	$ 152,095	$ 1.48
Executive separation expense (5)	-	-	1,295	0.01
Insurance charge (6)	-	-	1,291	0.01
Expenses associated with refinancing (7)	3,338	0.03	3,338	0.03
Equity-based compensation acceleration (8)	3,403	0.03	3,403	0.03
Deferred tax asset adjustment (9)	3,000	0.03	3,000	0.03
Adjusted Net Income	$ 33,044	$ 0.32	$ 164,422	$ 1.60

Notes to above:

(1)	Charge (after-tax) related to the sale of the company’s progressive cavity pump distribution and servicing business in Canada recorded in Other, net.
(2)	Charge (after-tax) related to employee severance and related charges associated with the company’s cost reduction initiatives recorded in SG&A.
(3)	Charge (after-tax) related to the cancellation of executive employment agreements recorded in SG&A, including both equity-based compensation and cash components.
(4)	Charge (after-tax) associated with the disposition of the company’s rolled and welded business.
(5)	Charges (after-tax) associated with the separation of an executive officer for both cash and equity-based compensation recorded in SG&A.
(6)

Charge (after-tax) resulting from the bankruptcy of a workers’ compensation insurance carrier, which required the company to assume the obligation for existing workers’ compensation claims, recorded in Other, net.

(7)	Charges (after-tax) related to the re-pricing of the company’s senior secured Term Loan B in November 2013, recorded in Other, net.
(8)

Charge (after-tax) related to the accelerated recognition of equity-based compensation expense as a result of the November 2013 secondary common stock offering in which the company’s private equity sponsor sold its remaining interest in MRC Global, recorded in SG&A.

(9)	Net adjustment to increase the valuation allowance on deferred tax assets for certain foreign jurisdictions, recorded in Income Tax Expense.

*     Does not foot due to rounding.

The company presents adjusted net income and adjusted net income per share because the company believes these measures are useful indicators of what the company’s net income and net income per share would have been without the impact of these events being included and believes that many analysts and investors will want to know this information when comparing the company’s results against the results of other companies. Adjusted net income and adjusted net income per share, however, do not represent and should not be considered as an alternative to net income and net income per share calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP). Because adjusted net income and adjusted net income per share do not account for certain expenses, its utility as a measure of our performance has material limitations. Because of these limitations, management does not view adjusted net income and net income per share in isolation or as a primary performance measure and also uses other measures, such as net income and net income per share, to measure performance.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013

	(In millions)
Net income	$ 31.1	$ 23.3	$ 144.1	$ 152.1
Income tax expense	21.8	19.3	81.8	84.8
Interest expense	16.3	14.7	61.8	60.7
Expenses associated with refinancing (1)	-	5.1	-	5.1
Depreciation and amortization	5.4	5.6	22.5	22.3
Amortization of intangibles	14.6	12.9	67.8	52.1
Increase (decrease) in LIFO reserve	5.9	1.1	11.9	(20.2)
Change in fair value of derivative instruments (2)	(0.5)	(4.1)	1.1	(4.7)
Equity-based compensation expense (3)	1.5	6.9	8.9	15.5
Severance and related charges (4)	-	-	7.5	0.8
Loss on sale of Canadian PCP business (5)	-	-	6.2	-
Loss on disposition of rolled and welded business (6)	4.1	-	4.1	-
Cancellation of executive employment agreements (cash portion) (7)	-	-	3.2	-
Foreign currency losses (8)	0.7	0.9	2.5	12.9
Insurance charge (9)	-	-	-	2.0
Other expense	0.6	1.5	0.6	3.0
Adjusted EBITDA	$ 101.5	$ 87.2	$ 424.0	$ 386.4

Notes to above:

(1)	Charges (pre-tax) related to the re-pricing of the company’s senior secured Term Loan B in November 2013, recorded in Other, net.
(2)	Recorded in Other, net
(3)

The amount for the year ended December 2014 includes $2.5 million (pre-tax) charge for the non-cash portion of equity-based compensation associated with the cancellation of executive employment agreements recorded in SG&A. The quarter and year ended December 31, 2013,  includes accelerated recognition of equity-based compensation expense as a result of the November 2013 secondary common stock offering in which the company’s private equity sponsor sold its remaining interest in MRC Global, which was recorded in SG&A.

(4)	Charge (pre-tax) for employee severance and related charges associated with the company’s cost reduction initiatives recorded in SG&A.
(5)	Charge (pre-tax) related to the sale of the company’s progressive cavity pump distribution and servicing business in Canada recorded in Other, net.
(6)	Charge (pre-tax) for the disposition of the company’s rolled and welded business, recorded in Other, net.
(7)	Cash compensation charges (pre-tax) associated with the cancellation of executive employment agreements recorded in SG&A.
(8)	Recorded in Other, net
(9)

Insurance charge (pre-tax) resulting from the bankruptcy of a workers’ compensation insurance carrier, which required the company to assume the obligation for existing workers’ compensation claims, recorded in Other, net.

The company defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses (such as gain/losses on the early extinguishment of debt, changes in the fair value of derivative instruments and goodwill impairment) and plus or minus the impact of its LIFO inventory costing methodology.  The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses.  Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.  See the Company's Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted Gross Profit to Gross Profit

	Three Months Ended
	December 31,	Percentage	December 31,	Percentage
	2014	of Revenue	2013	of Revenue

	(Dollars in millions)
Gross profit, as reported	$ 248.5	16.4%	$ 226.0	16.8%
Depreciation and amortization	5.4	0.3%	5.5	0.4%
Amortization of intangibles	14.6	1.0%	12.9	1.0%
Increase in LIFO reserve	5.9	0.4%	1.1	0.1%
Adjusted Gross Profit	$ 274.4	18.1%	$ 245.5	18.3%

	Year Ended
	December 31,	Percentage	December 31,	Percentage
	2014	of Revenue	2013	of Revenue

	(Dollars in millions)
Gross profit, as reported	$ 1,018.1	17.2%	$ 954.8	18.3%
Depreciation and amortization	22.5	0.4%	22.3	0.4%
Amortization of intangibles	67.8	1.1%	52.1	1.0%
Increase (decrease) in LIFO reserve	11.9	0.2%	(20.2)	(0.4%)
Adjusted Gross Profit	$ 1,120.3	18.9%	$ 1,009.0	19.3%

Notes to above:

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions they have been involved in. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

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